Exhibit 99

April 29, 2010

HELMERICH & PAYNE, INC. ANNOUNCES SECOND QUARTER EARNINGS

Helmerich & Payne, Inc. reported net income of $46,747,000 ($0.43 per diluted share) from operating revenues of $439,725,000 for its second fiscal quarter ended March 31, 2010, compared with net income of $103,738,000 ($0.98 per diluted share) from operating revenues of $520,300,000 during last year’s second fiscal quarter ended March 31, 2009.  Included in this year’s second fiscal quarter is a $19,677,000 currency exchange loss in Venezuela, which had an $0.18 impact on earnings per share in the quarter.  Included in both this year’s and last year’s second quarter net income are gains of approximately $.01 per share from the sale of drilling equipment.

For the six months ended March 31, 2010, the Company reported net income of $109,982,000 ($1.02 per diluted share) from operating revenues of $839,568,000 compared with net income of $249,013,000 ($2.34 per diluted share) from operating revenues of $1,144,054,000 during the six months ended March 31, 2009.  Also included in this year’s results for the first six months is the above mentioned currency exchange loss in Venezuela.  Included in net income for the first six months of 2010 and 2009 were approximately $.01 and $.02 per share, respectively, of gains from the sale of drilling equipment.

Segment operating income for U.S. land operations was $90,723,000 for this year’s second fiscal quarter, compared with $192,930,000 for last year’s second fiscal quarter and $91,523,000 for this year’s first fiscal quarter.  The decline as compared to last year’s second quarter was primarily a result of significantly lower revenues corresponding to early contract terminations and operator requested delivery delays, which declined by approximately $71 million (from $81.5 million to $10.4 million).  Additionally, while the spot market is now partially recovering after a severe downturn in late 2008 through the spring of 2009, lower dayrate and daily margin averages also contributed to the decline as compared to last year’s second quarter.  Segment operating income slightly declined from the first to the second fiscal quarter this year, even while the number of quarterly revenue days increased by over 16%.  The quarter to quarter growth in activity was offset by a sequential 9% increase in average rig expense per day, combined with lower revenues corresponding to early contract terminations and operator requested delivery delays.

Approximately $800 of the average rig revenue and margin per day values, as reported in the attached tables corresponding to U.S. land operations for this year’s second fiscal quarter, was a result of early contract termination revenue and of revenue related to operator requested delivery delays for new builds under long-term contracts.   This compares to approximately $1,400 included in the rig revenue and margin per day averages corresponding to this year’s first fiscal quarter for the same type of revenue.  Additional revenue of approximately $8 million corresponding to new build early terminations and to operator requested delivery delays is now expected to be recognized during the third quarter, and approximately $6 million during the fourth quarter of fiscal 2010.

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News Release

April 29, 2010

Rig utilization for the Company’s U.S. land segment was 70% for this year’s second fiscal quarter, compared with 72% for last year’s second fiscal quarter and 62% for this year’s first fiscal quarter.  At March 31, 2010, the Company’s U.S. land segment had 154 contracted rigs and 58 idle and available rigs.  The 154 contracted rigs included 104 rigs under term contracts, four of which were new FlexRigs®* waiting on customers that requested delivery delays.  Delayed FlexRigs do not generate revenue days and are not considered for purposes of calculating and reporting rig utilization rates.  In its U.S. land segment, the Company now expects an average of approximately 107 rigs to remain under term contracts during the third fiscal quarter and 105 during the fourth fiscal quarter of 2010.  The corresponding estimated annual averages for rigs already under term contracts remain strong for fiscal 2011 and fiscal 2012 at 75 rigs and 42 rigs, respectively.

President and CEO Hans Helmerich commented, “Notwithstanding concerns and uncertainties surrounding the natural gas market, U.S. land drilling activity continues to improve and our FlexRigs continue to lead the way.  Premium dayrates and premium utilization levels, which clearly validate the FlexRig value proposition, have allowed the Company to deliver strong results during the first half of the fiscal year.  The trends continue to favor more capable rigs and technology-based solutions as drilling in the more prolific regions becomes more challenging and complex.  We will continue to focus our efforts on further creating value for our customers through drilling efficiency and safety enhancements”.

Segment operating income for the Company’s offshore operations was $13,625,000 for the second fiscal quarter of 2010, compared with $15,837,000 for last year’s second fiscal quarter and $15,106,000 for this year’s first fiscal quarter.  Average rig utilization of the Company’s nine platform rigs in the offshore segment was 81% for this year’s second fiscal quarter, compared with 98% during last year’s second fiscal quarter and 85% during this year’s first fiscal quarter.  Average rig margins per day declined to $23,023 during this year’s second fiscal quarter from $24,936 during this year’s first fiscal quarter.

The Company’s international land operations recorded a segment operating loss of $10,723,000 for this year’s second fiscal quarter, compared with an operating loss of $15,282,000 for the second fiscal quarter of 2009, and operating income of $8,403,000 for the first fiscal quarter of 2010.  Included in the segment’s operating loss corresponding to the second fiscal quarter of 2010 is the previously mentioned exchange loss of $19,677,000 related to the currency devaluation announced by Venezuelan authorities in early January 2010.  Last year’s second fiscal quarter results corresponding to the segment were also significantly impacted by Venezuela and the Company’s decision to record revenue only as cash is collected for work performed in that country.  Excluding the mentioned exchange loss during the second fiscal quarter, the sequential quarter to quarter improvement in the segment’s operating income was primarily a result of a retroactive dayrate increase in Argentina and collections generating $3.1 million in revenue during the quarter corresponding to invoices previously issued under cash basis revenue recognition in Venezuela.   Average international rig utilization for the second fiscal quarter was 52%, compared with 81% during last year’s second fiscal quarter, and 44% during this year’s first fiscal quarter.

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News Release

April 29, 2010

After the adjustments corresponding to the previously mentioned devaluation in Venezuela, the total invoiced amount by the Company that remains due from PDVSA as of April 29, 2010, is valued at approximately $49 million (U.S. currency equivalent), including approximately $42 million in invoices issued since the Company changed its revenue recognition to cash basis for its Venezuelan operation.  Invoices issued under cash basis revenue recognition include approximately $38 million in potential future revenue and approximately $4 million in non-revenue billings.  All 11 H&P rigs that formerly worked for PDVSA completed their contract obligations during calendar 2009 and are currently idle.  The Company will continue to pursue future drilling opportunities in Venezuela for these 11 conventional rigs, but it does not expect to return to work in Venezuela until additional progress is made on pending receivable collections and on conversion of local currency to U.S. dollars.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of April 29, 2010, the Company’s existing fleet included 213 land rigs in the U.S., 39 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another three new H&P-designed and operated FlexRigs during fiscal 2010 under long-term contracts with customers.  Upon completion of these commitments, the Company’s global land fleet will include a total of 193 FlexRigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived on H&P’s website indicated above.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Mike Drickamer

(918) 588-5190

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News Release

April 29, 2010

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
CONSOLIDATED STATEMENTS OF INCOME	2009	2010	2009	2010	2009

Operating Revenues:
Drilling — U.S. Land	$285,069	$324,439	$414,514	$609,508	$889,718
Drilling — U.S. Offshore	52,290	47,765	51,331	100,055	101,819
Drilling — International	59,398	64,681	51,829	124,079	147,007
Other	3,086	2,840	2,626	5,926	5,510
	399,843	439,725	520,300	839,568	1,144,054

Operating costs and expenses:
Operating costs, excluding depreciation	212,693	271,509	263,294	484,202	594,222
Depreciation	62,803	65,795	57,113	128,598	111,885
General and administrative	20,844	20,844	16,434	41,688	31,582
Research and development	1,815	3,342	2,176	5,157	3,853
Gain from involuntary conversion of long-lived assets	—	—	—	—	(277)
Income from asset sales	(698)	(1,309)	(2,055)	(2,007)	(2,969)
	297,457	360,181	336,962	657,638	738,296

Operating income	102,386	79,544	183,338	181,930	405,758

Other income (expense):
Interest and dividend income	439	329	2,150	768	3,936
Interest expense	(4,694)	(4,207)	(2,554)	(8,901)	(6,254)
Other	15	(432)	(28)	(417)	100
	(4,240)	(4,310)	(432)	(8,550)	(2,218)

Income before income taxes and equity in income of affiliate	98,146	75,234	182,906	173,380	403,540

Income tax provision	34,911	28,487	83,390	63,398	164,638

Equity in income of affiliate net of income taxes	—	—	4,222	—	10,111
NET INCOME	$63,235	$46,747	$103,738	$109,982	$249,013

Earnings per common share:
Basic	$0.60	$0.44	$0.98	$1.04	$2.36
Diluted	$0.59	$0.43	$0.98	$1.02	$2.34

Average common shares outstanding:
Basic	105,575	105,711	105,317	105,642	105,283
Diluted	107,238	107,484	106,197	107,349	106,279

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News Release

April 29, 2010

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	3/31/10	9/30/09

ASSETS
Cash and cash equivalents	$125,712	$141,486
Other current assets	424,658	381,446
Total current assets	550,370	522,932
Investments	355,654	356,404
Net property, plant, and equipment	3,285,139	3,265,907
Other assets	14,476	15,781
TOTAL ASSETS	$4,205,639	$4,161,024

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$182,933	$301,906
Total noncurrent liabilities	787,911	756,109
Long-term notes payable	440,000	420,000
Total shareholders’ equity	2,794,795	2,683,009

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,205,639	$4,161,024

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News Release

April 29, 2010

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Six Months Ended
	March 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2010	2009

OPERATING ACTIVITIES:
Net income	$109,982	$249,013
Depreciation	128,598	111,885
Changes in assets and liabilities	(40,661)	144,891
Gain from involuntary conversion of long-lived assets	—	(277)
Gain on sale of assets and investment securities	(2,007)	(2,969)
Other	10,020	(12,055)
Net cash provided by operating activities	205,932	490,488

INVESTING ACTIVITIES:
Capital expenditures	(142,737)	(525,884)
Insurance proceeds from involuntary conversion of long-lived assets	—	277
Proceeds from sale of assets and short-term investments	16,466	4,333
Purchase of short-term investments	(16)	(12,500)
Other	—	(16)
Net cash used in investing activities	(126,287)	(533,790)

FINANCING ACTIVITIES:
Dividends paid	(10,587)	(10,548)
Decrease in bank overdraft	(2,038)	—
Proceeds from exercise of stock options	309	429
Net proceeds from (payments for) short-term and long-term debt	(85,000)	58,267
Excess tax benefit from stock-based compensation	1,897	19
Net cash provided by (used in) financing activities	(95,419)	48,167

Net increase (decrease) in cash and cash equivalents	(15,774)	4,865
Cash and cash equivalents, beginning of period	141,486	121,513
Cash and cash equivalents, end of period	$125,712	$126,378

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News Release

April 29, 2010

	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
SEGMENT REPORTING	2009	2010	2009	2010	2009
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$285,069	$324,439	$414,514	$609,508	$889,718
Direct operating expenses	138,355	176,424	172,033	314,779	405,339
General and administrative expense	6,661	6,074	4,274	12,735	8,701
Depreciation	48,530	51,218	45,277	99,748	88,700
Segment operating income	$91,523	$90,723	$192,930	$182,246	$386,978

Revenue days	11,260	13,114	12,529	24,374	28,851
Average rig revenue per day	$24,113	$23,382	$31,384	$23,719	$28,941
Average rig expense per day	$11,083	$12,095	$12,030	$11,627	$12,152
Average rig margin per day	$13,030	$11,287	$19,354	$12,092	$16,789
Rig utilization	62%	70%	72%	66%	83%

OFFSHORE OPERATIONS
Revenues	$52,290	$47,765	$51,331	$100,055	$101,819
Direct operating expenses	32,576	29,696	31,403	62,272	63,165
General and administrative expense	1,630	1,478	1,064	3,108	2,116
Depreciation	2,978	2,966	3,027	5,944	5,991
Segment operating income	$15,106	$13,625	$15,837	$28,731	$30,547

Revenue days	700	660	796	1,360	1,531
Average rig revenue per day	$52,960	$48,225	$48,562	$50,662	$50,720
Average rig expense per day	$28,024	$25,202	$26,232	$26,654	$27,786
Average rig margin per day	$24,936	$23,023	$22,330	$24,008	$22,934
Rig utilization	85%	81%	98%	83%	94%

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News Release

April 29, 2010

	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
SEGMENT REPORTING	2009	2010	2009	2010	2009
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$59,398	$64,681	$51,829	$124,079	$147,007
Direct operating expenses	41,297	65,030	59,787	106,327	125,435
General and administrative expense	696	1,017	784	1,713	1,480
Depreciation	9,002	9,357	6,540	18,359	12,746
Segment operating income (loss)	$8,403	$(10,723)	$(15,282)	$(2,320)	$7,346

Revenue days	1,689	1,766	2,050	3,455	4,433
Average rig revenue per day	$33,714	$35,065	$23,397	$34,404	$30,568
Average rig expense per day	$23,138	$24,027	$27,483	$23,592	$25,782
Average rig margin per day	$10,576	$11,038	$(4,086)	$10,812	$4,786
Rig utilization	44%	52%	81%	48%	89%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$13,560	$17,813	$21,309	$31,373	$54,744
Offshore Operations	$6,732	$5,880	$6,752	$12,612	$12,218
International Land Operations	$2,454	$2,758	$3,865	$5,212	$11,498

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News Release

April 29, 2010

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
	2009	2010	2009	2010	2009
Operating income (or loss)
U.S. Land	$91,523	$90,723	$192,930	$182,246	$386,978
Offshore	15,106	13,625	15,837	28,731	30,547
International Land	8,403	(10,723)	(15,282)	(2,320)	7,346
Other	(794)	(2,423)	(1,491)	(3,217)	(2,352)
Segment operating income	$114,238	$91,202	$191,994	$205,440	$422,519
Corporate general and administrative	(11,857)	(12,275)	(10,312)	(24,132)	(19,285)
Other depreciation	(1,336)	(1,335)	(1,273)	(2,671)	(2,470)
Inter-segment elimination	643	643	874	1,286	1,748
Gain from involuntary conversion of long-lived assets	—	—	—	—	277
Income from asset sales	698	1,309	2,055	2,007	2,969
Operating income	$102,386	$79,544	$183,338	$181,930	$405,758

Other income (expense):
Interest and dividend income	439	329	2,150	768	3,936
Interest expense	(4,694)	(4,207)	(2,554)	(8,901)	(6,254)
Other	15	(432)	(28)	(417)	100
Total other income (expense)	(4,240)	(4,310)	(432)	(8,550)	(2,218)

Income before income taxes and equity in income of affiliates	$98,146	$75,234	$182,906	$173,380	$403,540

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